CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 107 to Registration Statement No. 333-182308 on Form N-1A of our report dated November 20, 2017, relating to the financial statements and financial highlights of International Multi-Asset Diversified Income Index Fund, appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund VI as of and for the year ended September 30, 2017, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Additional Information" and "Miscellaneous Information" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
August 30, 2018